Exhibit 99.2

Contact:  Julie D. Mathews, Manager, Investor Relations

(312) 592-5341 julie.mathews@teldta.com

Nicole J. Schoenberg, Manager, Communications

(312) 592–5379 nicole.schoenberg@teldta.com

FOR RELEASE:  IMMEDIATE

TDS AND U.S. CELLULAR ANNOUNCE 2006 ANNUAL

MEETINGS OF SHAREHOLDERS

CHICAGO – July 28, 2006 – Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today announced that both companies have scheduled their 2006 annual meetings of shareholders.  TDS will hold its annual meeting on Tuesday, Sept. 12, 2006, at 10:00 am CDT.  U.S. Cellular will hold its annual meeting on Thursday, Sept. 14, 2006, at 8:30 am CDT.  Both meetings will be held in Chicago.  The record date for both annual meetings is Aug. 7, 2006.  Notices of the annual meetings and proxy statements providing additional information will be circulated in advance of the meetings to shareholders of record.

TDS had originally scheduled its annual meeting for July 6 and U.S. Cellular had scheduled its meeting for July 7.  The annual meetings were rescheduled because the companies required additional time to review financial information regarding the footnote disclosure on lease future minimum rental payments.  The review has been completed and both companies filed their Annual Reports (Forms 10-K) for the year ended Dec. 31, 2005, with the Securities and Exchange Commission earlier today.

About TDS

TDS is a diversified telecommunications corporation founded in 1969.  Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services.  As of March 31, 2006, the company employed 11,600 people and served 6.7 million customers/units in 36 states.

About U.S. Cellular

As of March 31, 2006, U.S. Cellular, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.6 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

For more information about TDS and its subsidiaries, visit the Web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com

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